Exhibit 99.1

FULL HOUSE RESORTS TO ACQUIRE
BRONCO BILLY’S CASINO AND HOTEL IN CRIPPLE CREEK, COLORADO

- Purchase Price is Approximately 5.9x Adjusted EBITDA, as Defined in the Purchase Agreement

- Acquisition Will Diversify the Company's Geographic Presence and Cash Flows

- Acquisition is Expected to be Immediately Accretive

LAS VEGAS – September 28, 2015 – Full House Resorts (NASDAQ: FLL) has entered into a definitive agreement with privately-owned Pioneer Group, Inc. to acquire the operating assets of Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado for approximately $30.0 million. The transaction is expected to be accretive to Full House.

Believed to be one of the two market leaders in Cripple Creek, Bronco Billy's is located on the north side of Bennett Avenue, along the key city block that accounts for the bulk of the town’s gaming activity. The casino comprises a majority of that block and has certain ownership rights to portions of the rest of the block. Bronco Billy’s also controls significant land and structures that adjoin this key city block.

Bronco Billy’s has approximately 830 slot and video poker machines, 13 table games, a 24-room hotel, a steakhouse, four casual dining outlets, and an outdoor amphitheater. The casino was expanded in May 2015, adding approximately 15% more slot machines, 14 guest rooms (to the ten that the property previously operated), and 2.3 acres of additional surface parking. The expansion extended the Bronco Billy’s footprint to an important street corner, whereas previously it was confined to the center of that key block of Cripple Creek’s prime “casino strip.”

Gaming in Colorado is limited to three historic mining towns: Black Hawk and Central City, which adjoin each other, and Cripple Creek. The first two towns are located about an hour west of Denver. Cripple Creek is located approximately one hour from Colorado Springs, Colorado’s second largest city. The Colorado Springs metropolitan statistical area (MSA) has a population of approximately 668,000 and has shown steady growth in recent years. Between 2000 and 2012, the MSA’s population grew approximately 22%. It is estimated that the population has continued to grow since 2012 at approximately 3.5% per year.

Cripple Creek has offered gaming for more than 20 years. It is near the center of the state and will not easily be affected by expanded gaming in neighboring states. Additionally, there are no federally- or state-recognized Native American tribes nearby which could potentially offer gaming. Efforts over the years to legalize additional casinos in Colorado outside of these historical mining towns, including one in 2014, have been soundly defeated by voters. Through August 2015, the Cripple Creek market has grown approximately 2.7% compared to the first eight months of 2014.

"We look forward to adding Bronco Billy's Casino and Hotel to the Full House portfolio," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "In addition to diversifying our geographic presence and cash flows, we are acquiring Bronco Billy's at an attractive EBITDA multiple and price. It is well-run and well- maintained, and a stable leader within its market. We expect that its management team will remain at the property and we look forward to welcoming them and all of the Bronco Billy's employees to the Full House family."

Mr. Lee continued, "We see potential for growth at Bronco Billy’s as the property benefits from a full year of its recently-completed expansion. Over the long term, there may be opportunities to develop the property’s excess surrounding acreage. Bronco Billy’s will significantly increase our Company’s EBITDA, without any significant increase in corporate overhead. In fact, there may be corporate cost savings related to economies of scale. We look forward to completing this transaction as quickly as possible, potentially in the fourth quarter of 2015 or early in 2016."

The $30.0 million purchase price, exclusive of working capital and other adjustments, is subject to reduction to $28.5 million if Bronco Billy's twelve-month Adjusted EBITDA, as defined, falls below $4.7 million in certain periods prior to closing. If Bronco Billy's twelve-month Adjusted EBITDA, as defined, further falls below $4.5 million in certain periods prior to closing, Full House Resorts may terminate the purchase agreement without penalty. Strictly for purposes of the Adjusted EBITDA definition contained in the purchase agreement, Pioneer Group advised us that, for the twelve-month period ended August 31, 2015, the amount would have been $5.1 million.

The Company will make a $2.5 million deposit to secure its performance under the purchase agreement. As stated above, the deposit will be returned if Bronco Billy's twelve-month Adjusted EBITDA, as defined, is less than $4.5 million.

Full House Resorts intends to finance the acquisition concurrent with the refinancing of its outstanding first and second lien debt, much of which comes due in 2016. Management expects to complete the refinancing of the Company’s debt simultaneous with the close of the Bronco Billy’s transaction in late 2015 or early 2016, subject to obtaining regulatory approvals and completion of other customary closing conditions.

"This transaction significantly increases the scope and diversity of Full House," concluded Mr. Lee. "While there is no 'financing contingency' in the purchase agreement, we believe the Company’s credit statistics, including the cost of the acquisition, will be within the norm for regional casino companies. While nothing is certain, our bankers have expressed confidence that the Company’s debt can be refinanced, including the entire cost of the acquisition, on terms that are better than the cost of our existing debt."

Bronco Billy’s Casino and Hotel
Supplemental Information
Reconciliation of Adjusted EBITDA, as Defined in the Purchase Agreement, to Operating Income
(In Thousands, Unaudited)

Twelve month period ended August 31, 2015
Adjusted EBITDA, as defined in the purchase agreement	$5,069
Pre-opening expenses	(124)
Gaming campaign expenses	(40)
Lost profits due to temporary July closure	(150)
Non-recurring consulting fees	(173)
Expenses related to sale process	(134)
Depreciation and amortization	(1,738)
Operating Income	$2,710

Note: The amounts in the above table were provided by Pioneer Group, Inc.

Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including, without limitation, regulatory approvals, compliance with conditions precedent under the purchase agreement, review of negotiated financial terms in the definitive agreement, the ability to refinance indebtedness, financing sources and terms, the increase in Full House’s indebtedness if the acquisition closes, the risk that the acquisition does not close, and general macroeconomic conditions. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports that Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year, Forms 10-Q and other periodic filings. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Rising Star Casino Resort in Rising Sun, Indiana; Silver Slipper Casino and Hotel in Hancock County, Mississippi; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. The Company recently announced its intent to purchase Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado and has proposed American Place, a major development in Indianapolis, Indiana. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
(702) 221-7800
www.fullhouseresorts.com